Exhibit 99.2
CONTACT:
Henry A. Diamond
Group Vice President
Investor Relations and Corporate Finance
+1 203 316 3399
henry.diamond@gartner.com
Gartner Holds Annual Investor Day
STAMFORD, Conn., March 12, 2009 — Gartner, Inc. (NYSE: IT), the leading provider of research and analysis on the global information technology industry, is hosting its annual Investor Day for institutional investors and sell-side analysts in Greenwich, Connecticut, at 9:00am ET today. At the Investor Day, members of the Company’s senior leadership team will review Gartner’s business portfolio, strategy for growth and financial performance. The Investor Day will be webcast live via the Internet and a replay will be available on the Company’s web site at http://investor.gartner.com.
About Gartner
Gartner, Inc. (NYSE: IT) is the world’s leading information technology research and advisory company. We deliver the technology-related insight necessary for our clients to make the right decisions, every day. From CIOs and senior IT leaders in corporations and government agencies, to business leaders in high-tech and telecom enterprises and professional services firms, to technology investors, we are the indispensable partner to 60,000 clients in 10,000 distinct organizations. Through the resources of Gartner Research, Gartner Executive Programs, Gartner Consulting and Gartner Events, we work with every client to research, analyze and interpret the business of IT within the context of their individual role. Founded in 1979, Gartner is headquartered in Stamford, Connecticut, U.S.A., and has 4,100 associates, including 1,200 research analysts and consultants, and clients in 80 countries. For more information, visit www.gartner.com.
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